August 27, 1997


WWW Internet Fund
Suite 1330
525 Vine Street
Cincinnati, OH 45202

Gentlemen:

We have acted as counsel for WWW Internet Fund (the "Fund") in connection with the filing by the Fund of a Rule 24f-2
Notice for the fiscal year ended June 30, 1997 (the
"Notice") pursuant to the Investment Company Act of 1940 with respect to the sale of shares of beneficial interest, par value $.001 per share (the "Shares"), of the Fund.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Fund, all such certificates of officers of the Fund, public officials and others, and such other documents, certificates and other records as we have deemed necessary as a basis for the opinion set forth herein, including the Amended and Restated Declaration of Trust, the By-Laws and the records of proceedings of the Trustees of the Fund.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein, we have relied upon the statements and representations of the President of the Fund contained in the Officer's
Certificate dated August 27, 1997.

We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We express no opinion in this letter concerning any law other than the law of the State of Ohio and the federal law of the United States of America.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares sold by the Fund during the fiscal year ended June 30, 1997 and reported in Item
12(i) of the Notice were legally issued, fully paid and non-assessable.


The opinion in this letter is rendered only to the Fund in connection with the filing of the Notice. We hereby consent to the filing of this opinion with the Notice.
This opinion may not be relied upon by the Fund for any other purpose or relied upon by any other person, firm or entity for any purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

Respectfully submitted,



BENESCH, FRIEDLANDER,
   COPLAN & ARONOFF LLP


WWW Internet Fund
August 27, 1997
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